April 17th, 2018

Corix Bioscience, Inc.
Michael Ogburn, CEO
9880 Irvine Center Dr., Ste 200
Irvine, CA. 92618

Dear Michael Ogburn,

I hereby resign my position as Corporate Secretary of Corix Bioscience, Inc. effective immediately. However, I would like to remain an employee of the company under the title of Executive Administrator, and perform my duties as usual.

Sincerely,

Christ Froese